NN, Inc. Eliminates all of its Preferred Stock

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C., October 8, 2026 – NN, Inc. (“NN” or the “Company”) (NASDAQ: NNBR), a global leader in precision manufacturing, today announced that it had completed an important balance sheet transaction.

The Company has redeemed, paid off and eliminated all of its remaining 18,400 outstanding shares of its Series D Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock") for approximately $30.7 million.

The redemption was funded with proceeds raised from the Company's $53.1 million private investment in public equity (PIPE) private placement completed on October 5, 2026. Additionally, the timing of this action enabled the Company to take advantage of a $5.0 million incentive provided under a prior agreement with the sole holder of the security. Thus, the $35.7 million value of the security was redeemed for $30.7 million.

This security has now been eliminated from NN’s balance sheet. No shares of the Preferred Stock remain outstanding. All of the holder’s rights associated with the Preferred Stock have also been eliminated. This completes an important stepping stone in the transformation of NN, its capital structure, and its business plan.

Harold Bevis, President and CEO of NN, commented, “NN has significantly deleveraged during 2026. We will use this newly created capital flexibility to accelerate our business plans. We also intend to refinance our Term Loan at the right time and further improve our capital structure. The Company will provide updated guidance during our next earnings call on October 29th, 2026."

About NN, Inc.

NN, Inc. (NASDAQ: NNBR) is an entrepreneurial manufacturing company specializing in manufacturing micron-tolerance precision metal componentry for high-growth end markets, especially Data Center, Electric Grid, Medical, Defense, and High-Value Vehicle systems. Founded in 1980, NN serves over 700 customers on 4 continents through its 2,700 person workforce operating out of 27 global plants. This footprint enables rapid innovation and globally scaled solutions. For more information, visit nninc.com.

Forward Looking Statements

This press release may contain forward-looking statements regarding our business, operations, and financial performance. Such statements are based on current expectations and assumptions that are subject to a number of risks and uncertainties. Actual results could differ materially. Please refer to our most recently filed Form 10-K and our Form 10-Q for the period following that Form 10-K, including the risk factors described therein. We undertake no obligation to update any forward-looking statement, except as required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
Joe Caminiti

NNBR@alpha-ir.com
312-445-2870